           Filed Pursuant to Rule 433
Registration No. 333-213265
ACCELERATED RETURN NOTES® (ARNs®)
	Accelerated Return Notes® Linked to the Gold Futures Contract	This graph reflects the hypothetical return on the notes, based on the mid-point of the range(s) set forth in the table to the left. This graph has been prepared for purposes of illustration only.
Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure	The Front-Month Gold Futures Contract (the “Gold Futures Contract”), which is the front-month gold futures contract traded on COMEX under the symbol “GC1”.
Payout Profile at Maturity
●
3-to-1 upside exposure to increases in the price of the Market Measure, subject to the Capped Value
●
1-to-1 downside exposure to decreases in the price of the Market Measure, with 100% of your investment at risk

Capped Value	[$10.95 to $11.35] per unit, a [9.5% to 13.5%] return over the principal amount, to be determined on the pricing date.
Interest Payments	None
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/70858/000152041217000445/bac-7mfthzdnsxbmh1nm_1778.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.

●	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in gold, as measured by the Market Measure.
●	The initial estimated value of the notes on the pricing date will be less than their public offering price.
●	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●	You will not be entitled to any rights with respect to the Market Measure or any related futures contracts.
●	The notes will not be regulated by the U.S. Commodity Futures Trading Commission. Changes in laws or regulations may affect the value of the notes.
●	There are risks associated with investing in futures contracts for gold or gold-linked notes.
●	The price movements in the futures contract represented by the Market Measure may not correlate with changes in the spot price of gold.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance's Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-866-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.